Crane Co.	News

Contact:
Jason D. Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Reports Second Quarter Results

Second Quarter 2016 Highlights:

•	GAAP earnings per diluted share (EPS) of $1.15 increased 22% compared to 2015, and excluding Special Items, EPS of $1.21 increased 14% compared to 2015.

•	Sales of $712 million were approximately flat compared to 2015, with core growth of 1%.

•	Raising 2016 EPS guidance to $4.00-$4.20, from $3.85-$4.15, excluding Special Items. Revised GAAP EPS guidance of $3.95-$4.15, versus prior range of $3.85-$4.15.

STAMFORD, CONNECTICUT - July 25, 2016 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported second quarter 2016 GAAP earnings of $1.15 per diluted share, compared to $0.95 per share in the second quarter of 2015. Excluding Special Items, second quarter 2016 earnings per diluted share were $1.21, compared to $1.06 per share in the second quarter of 2015. (Please see the attached Non-GAAP Financial Measures tables.)

Second quarter 2016 sales were $712 million, approximately flat compared to $711 million in the second quarter of 2015. Core sales increased $7 million, or 1%, offset by a $6 million, or 1%, impact from unfavorable foreign exchange.

Operating profit in the second quarter was $103 million, up 14% compared to $90 million in the second quarter of 2015. Excluding Special Items, operating profit was $108 million in the second quarter of

2016, up 9% compared to $99 million in the second quarter of 2015. (Please see the attached Non-GAAP Financial Measures tables.)

The effective tax rate in the second quarter was 27.0%, down from 31.5% last year. The lower rate primarily reflects the resolution of a tax audit during the quarter. Excluding Special Items, the effective tax rate was 27.4%, down from 31.0% last year. (Please see the attached Non-GAAP Financial Measures tables.)

“We are pleased with our second quarter results. We drove strong execution across all segments, order trends were consistent with our expectations, and EPS benefited from a lower tax rate. We are cautiously optimistic about the remainder of 2016 tempered only by continued economic uncertainty, including volatility in foreign exchange and commodity markets. Balancing these factors, we are raising the midpoint of our full-year adjusted EPS guidance range by $0.10,” said Max Mitchell, Crane Co. President and Chief Executive Officer.

Segment Results
All comparisons detailed in this section refer to operating results for the second quarter 2016 versus the second quarter 2015, excluding Special Items.

Fluid Handling

	Second Quarter		Change
(dollars in millions)	2016	2015
Sales	$266	$292	$(26)	(9)%

Operating Profit	$35	$33	$3	9%
Operating Profit, before Special Items*	$35	$38	$(2)	(6)%

Profit Margin	13.3%	11.1%
Profit Margin, before Special Items*	13.3%	12.9%

*Please see the attached Non-GAAP Financial Measures tables
Sales decreased $26 million, driven by a $21 million, or -7%, core sales decline, and $5 million, or -2%, of unfavorable foreign exchange. Operating margin improved to 13.3%, compared to 12.9% last year, primarily reflecting the impact of productivity, repositioning benefits and favorable mix, partially offset by lower volumes, and to a lesser extent, competitive pricing. Fluid Handling order backlog was $246 million at June 30, 2016, compared to $267 million at December 31, 2015 and $287 million at June 30, 2015.

Payment & Merchandising Technologies

	Second Quarter		Change
(dollars in millions)	2016	2015
Sales	$193	$187	$6	3%

Operating Profit	$34	$26	$8	32%
Operating Profit, before Special Items*	$34	$28	$7	23%

Profit Margin	17.9%	14.0%
Profit Margin, before Special Items*	17.9%	15.0%

*Please see the attached Non-GAAP Financial Measures tables
Sales increased $6 million, or 3%, driven by $8 million, or 4%, of core growth, partially offset by a $2 million, or -1%, impact from unfavorable foreign exchange. Operating margin expanded 290 basis points to 17.9%, driven primarily by integration synergies, higher volumes and strong productivity.

Aerospace & Electronics

	Second Quarter		Change
(dollars in millions)	2016	2015
Sales	$189	$167	$22	13%

Operating Profit	$39	$32	$7	22%
Operating Profit, before Special Items*	$39	$32	$6	19%

Profit Margin	20.4%	18.9%
Profit Margin, before Special Items*	20.4%	19.4%

*Please see the attached Non-GAAP Financial Measures tables
Sales increased $22 million, driven by a 13% increase in core sales. Operating margin improved 100 basis points to 20.4%, primarily reflecting higher volumes and productivity, partially offset by higher planned engineering spending and unfavorable mix. Aerospace & Electronics order backlog was $436 million at June 30, 2016, compared to $436 million at December 31, 2015 and $448 million at June 30, 2015.

Engineered Materials

	Second Quarter		Change
(dollars in millions)	2016	2015
Sales	$64	$66	$(1)	(2)%

Operating Profit	$14	$12	$1	11%

Profit Margin	21.0%	18.5%
Sales decreased $1 million, driven by lower sales to the Recreational Vehicle and Transportation markets, partially offset by higher sales to the Building Product market. Operating margin increased 250 basis points to 21.0%, primarily reflecting strong productivity and lower material costs, partially offset by competitive pricing.

Raising 2016 Guidance
The Company is raising its 2016 GAAP EPS guidance to a range of $3.95-$4.15, versus a prior range of $3.85-$4.15. Excluding Special Items, EPS is now expected to be in a range of $4.00-$4.20, from the prior range of $3.85-$4.15. Management continues to expect that sales for 2016 will approximate $2.7 billion, reflecting core sales in a range of -1.5% to +1.5% compared to 2015. Full year 2016 free cash flow (cash provided by operating activities less capital spending) is now expected to be in a range of $195 to $220 million versus prior guidance of $190 to $220 million. (Please see the attached Non-GAAP Financial Measures tables.)

Non-GAAP Items
Special Items in the second quarter of 2016 totaled $3.3 million in net after tax charges, or $0.05 per share, related to a legal settlement of the previously disclosed Huttig matter. Special Items in the second quarter of 2015 included $5 million in after-tax charges, or $0.09 per share, related to repositioning activities, and $1 million, or $0.02 per share, of after-tax restructuring and integration-related charges associated with the MEI acquisition. For additional information, please see the attached Non-GAAP Financial Measures tables.

Additional Information
Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the second quarter financial results on Tuesday, July 26, 2016 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at

http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website. Slides that accompany the conference call will be available on the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the hydrocarbon processing, petrochemical, chemical, power generation, unattended payment, automated merchandising, aerospace, electronics, transportation and other markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane has approximately 11,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and subsequent reports filed with the Securities and Exchange Commission.

(CR-E)
(Financial Tables Follow)